Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE PROMOTES ALAIN DURAND TO

CORPORATE GROUP VICE PRESIDENT

BELLEVUE, Wash., June 14, 2011 — Esterline Corporation (NYSE:ESL), a leading specialty manufacturer serving the aerospace and defense markets, today announced the promotion of Alain Durand to Group Vice President. In this role, Durand will oversee the management and strategy of Esterline’s Advanced Sensors business platform as well as a new platform to be established following completion of the acquisition of the Souriau Group. Durand is currently president of Advanced Sensors based in Bourges, France.

Durand joined Esterline in 2002 as the financial director for the company’s Bourges subsidiary. In just two years he was promoted to president of the facility and later accepted management responsibility for the entire Advanced Sensors platform, comprised of multiple manufacturing sites in five countries around the globe. As a platform president, Durand was pivotal in reorganizing the Sensors companies to better serve customers, increase cooperation between business units, and increase profitability.

Esterline CEO Brad Lawrence said, “Alain is among Esterline’s strongest leaders and has worked tirelessly to improve the performance of our sensors operations. He has developed excellent judgement and management skills from his years in finance and general management, and also brings us valuable international business expertise.”

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Page 2 of 2 Esterline Promotes Alain Durand to Corporate Group Vice President

Prior to joining Esterline, Durand worked in the automotive and construction industries throughout Europe. He graduated from Ecole Catholique d’Arts et Métiers in Lyon, France, with a mechanical engineering degree and later obtained an MBA from Ecole Supérieure de Commerce in Reims, France. He is fluent in four languages.

As an Esterline Group Vice President, Durand will continue to be based in France and will have corporate management responsibility for facilities in France, the United Kingdom, Mexico, the United States, the Dominican Republic, Singapore, Morocco, India, China and Japan.

About Esterline:

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Sensors & Systems, Avionics & Controls, and Advanced Materials. With annual sales of more than $1.5 billion, Esterline employs over 9,000 people, including 1,500 engineers worldwide.

In May 2011 Esterline signed a definitive purchase agreement to aquire the Souriau Group, which will be Esterline’s largest subsidiary to date. The transaction is expected to close later this summer. Souriau, which produces connectors for aerospace, defense, industrial and marine applications, will be reported in the Sensors & Systems segment. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products.

Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications.

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